Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 8, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Contango Oil & Gas Company and subsidiaries on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Contango Oil & Gas Company and subsidiaries on Form S-3, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas

July 10, 2007